Exhibit 5.2

February 28, 2023

Novavax, Inc.
21 Firstfield Road
Gaithersburg, MD 20878

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Novavax, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $318,302,998 of shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”) of the Company, pursuant to the registration statement (the “Registration Statement”) and the related prospectus relating to the sale of the Shares, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof. The Shares may be sold pursuant to the At Market Issuance Sales Agreement, dated June 15, 2021, by and between the Company and B. Riley Securities, Inc., a Delaware corporation (the “Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the terms of the Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP